Report of Independent Auditors

To the Shareholders and Board of Directors of the VISION Group of Funds

In planning and performing our audits of the financial statements of the Vision Large Cap Growth Fund, Vision Large Cap Value Fund, Vision Mid Cap Stock Fund, Vision Money Market Fund, Vision New
York Municipal Income Fund, Vision New York Tax Free Money Market Fund, Vision Treasury Money Market Fund, Vision US Government Securities Fund, Vision Institutional Limited Duration US
Government Fund, Vision Institutional Prime Money Market Fund,
Vision Intermediate Term Bond Fund, Vision International Equity Fund, Vision Large Cap Core Fund, Vision Managed Allocation Aggressive Growth Fund, Vision Managed Allocation Conservative Growth Fund, Vision Managed Allocation Moderate Growth Fund, Vision Pennsylvania Municipal Income Fund, and Vision Small Cap Stock Fund
(collectively, the "VISION Group of Funds," or the "Funds") for the year ended April 30, 2002, we considered its internal control, including control activities for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, not to provide assurance on internal control.

The management of the Funds is responsible for establishing and maintaining internal control. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls. Generally, controls that are relevant to an audit pertain to the entity's objective of preparing financial statements for external purposes that are fairly presented in conformity with principles generally accepted in the United States. Those controls include the safeguarding of assets against unauthorized acquisition, use, or disposition.

Because of inherent limitations in any internal control, error or fraud may occur and not be detected. Also, projection of any evaluation of internal control to future periods is subject to the risk that may become inadequate because of changes in conditions or that the effectiveness of the design and operation may deteriorate.

Our consideration of internal control would not necessarily disclose all matters in internal control that might be material weaknesses under standards established by the American Institute of Certified Public Accountants. A material weakness is a condition in which the design or operation of one or more of the internal control components does not reduce to a relatively low level the risk that misstatements caused by error or fraud in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. However, we noted no matters involving internal control and its operation, including controls for safeguarding securities that we consider to be material weaknesses as defined above as of April 30, 2002.

This report is intended solely for the information and use of the management and the Board of Directors of the VISION Group of Funds, and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.




June 16, 2003